Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-193204
March 21, 2014

A Pharmaceutical Platform Focused on Trapping Aldehydes

Forward-Looking Statements

This presentation includes statements contains forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about: our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing; our anticipated growth strategies; our expectations regarding competition; the anticipated trends and challenges in our business and the market in which we operate; the timing and success of preclinical studies and clinical trials conducted by us and our development partners; the ability to obtain and maintain regulatory approval of our product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing our product candidates; the size and growth of the potential markets for our product candidates and the ability to serve those markets; the rate and degree of market acceptance of any of our product candidates; our ability to establish and maintain development partnerships; our ability to attract or retain key personnel; our expectations regarding federal, state and foreign regulatory requirements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our use of proceeds from this offering.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Except as required by law, we assume no obligation to update these statements publicly, or to update the reasons actual results could differ materially from those anticipated in these statements, even if new information becomes available in the future.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus contained in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission for our proposed initial public offering, as amended (the “Registration Statement”). In addition, even if our results of operation, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods.

You should read carefully Registration Statement, including the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

We have filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated March 21, 2014, is available on SEC website at http://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

Offering Summary

Issuer Aldeyra Therapeutics, Inc. Exchange/Ticker NASDAQ Capital Market / ALDX Shares Offered 2,275,000 (100% primary) Over-Allotment 15% or 341,250 (100% primary) Price Range $10.00—$12.00

Clinical development of NS2, working capital,

Use of Proceeds and other general corporate purposes

Sole Book-Runner Aegis Capital Corp.

ALDEYRA THERAPEUTICS™

Management and Directors

- **Todd Brady, M.D., Ph.D. – President, CEO, and Director**
  - Over 15 years of pharmaceutical business and clinical development
  - Domain Associates, Phenome Sciences, (acquired by Xanthus/Antisoma), Aderis Pharmaceuticals (acquired by Schwarz/UCB)

- **Scott Young – Chief Operating Officer**
  - Over 25 years of pharmaceutical clinical development
  - Genetics Institute, Genzyme, Oxigene, Repligen

Board of Directors

Boyd Clarke – former CEO Aviron (acquired by MedImmune)

Gary Phillips, M.D. – Chief Strategy Officer Mallinckrodt Pharmaceuticals

Ben Bronstein, M.D. – former CEO Peptimmune (acquired by Genzyme)

Neal Walker, D.O. – CEO Aclaris Therapeutics

Marty Joyce – former North American CFO of Serono Inc.

Jesse Treu, Ph.D. – Domain Associates

Todd Brady – CEO Aldeyra Therapeutics

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Investment Highlights

Unique, Innovative Platform Technology to Trap Aldehydes

Rare and mass-market diseases in which toxic aldehydes are implicated

Modest Funding Required for Multiple Clinical Events

$10M for currently planned clinical development of aldehyde traps: Phase II/III results for most advanced program and Phase II results from three other indications in 2015

Initiate four Phase II and one Phase I trials in 2014

Lead compound in 4 topical indications: two dermal and two ocular

Large Markets with Significant Unmet Medical Need

Markets for orphan indications alone are substantial, and positive data may suggest efficacy in a broad array of mass-market diseases

Strong Patent Portfolio of Compositions, Uses, and Formulations

Extend to late 2020s worldwide and to 2033 in US, assuming Hatch-Waxman extension

Marquee Investors Validate Science

Johnson & Johnson Development Corporation and Domain Associates – one of the oldest and largest healthcare venture capital funds worldwide

NS2 Product Portfolio

Sjögren- Acute

Discoid Ocular Larsson Anterior (1) Lupus Rosacea Syndrome Uveitis

Rare Disease Rare Disease Rare Disease

No FDA-Market with No FDA- with Need for with Need for Approved Opportunity Approved Effective Therapy Effective Therapy Therapy Therapy without Toxicity without Toxicity

Topical

Topical

Formulation Dermatologic Topical Eye Drop Topical Eye Drop Dermatologic and Oral

Issued Issued Issued Issued Patents Composition of Composition of Composition of Composition of Matter Matter Matter Matter

DATA EXPECTED IN SECOND HALF OF 2015: Phase I Phase II Phase III

Sjögren-Larsson Syndrome (Dermatologic) Sjögren-Larsson Syndrome (Oral) Discoid Lupus Acute Anterior Uveitis

Ocular Rosacea (1)

(1) Ocular Rosacea with Meibomian Gland Dysfunction

Aldehydes Are Mediators of Disease

Toxic mediators of numerous diseases

Modify cellular constituents, Free Aldehydes lead to indigestible aggregates, and are pro-inflammatory Lipid, DNA, Protein, Oxidation, Carbohydrate

Dehydrogenases attempt to Metabolism

Modification eliminate free aldehydes

High levels are implicated in autoimmune, inflammatory, neurological, cardiovascular and endocrinologic diseases

Cytokine Release NF-KB Activation

Aldehyde Traps: A Novel Therapeutic Approach

Aldehyde • Aldeyra’s compounds rapidly trap Binding free aldehydes

Adduct • Trapped aldehydes are Transport transported to the lysosome

Cellular • Drug and aldehydes are Disposal metabolized within hours

Aldeyra’s lead aldehyde trap, NS2, appears to have minimal pharmacology; it does not seem to affect receptors or proteins. No similar technology believed to be available.

Trapping Aldehydes Generates a Broad Anti-Inflammatory Response

Mice treated with NS2 or vehicle 30 minutes prior to

0%

endotoxin exposure; TNF-a IL-1b IL-5 IL-17 cytokines measured two

Levels -20%

hours after endotoxin exposure -40%

Cytokine ** Vehicle in -60% ** vs.

*** -80% Reduction ** -100% ** p<0.01 *** p<0.001

In an endotoxin model of cytokine generation in mice, NS2 administration significantly reduced levels of a broad array of pro-inflammatory cytokines.

NS2 Decreases Dermal Inflammation in Animal Models

150 150

) ) * p<0.05 (mm (mm ** p<0.01 * Thickness 100 ** Thickness 100 Ear Ear Mouse 50 Mouse 50

0 0

Vehicle NS2 Vehicle NS2

Murine Model of Contact Dermatitis (PMA) Murine Model of Allergic Dermatitis (Oxazolone) 6.5 hours after NS2 Administration 24.5 hours after NS2 Administration

Single dose of NS2 has early and potent anti-inflammatory effect that reduces swelling in two different models of skin inflammation

NS2 Speeds Healing and Reduces Scarring of Lesions in Animal Models

Hamster cheek pouch radiation-induced oral mucositis

Severe

3

Vehicle Moderate p=0.1 Score 2 Score Marked mucositis p=0.01 Fibrosis 1 Mild Vehicle

NS2 Minimal

NS

0

2

6 21 36

Day None

NS2 speeds lesion healing and reduces scarring in a model of skin and eye disease

NS2 Protects a Key Lipid Relevant to Skin and Eye Disease in Cell Systems

p<0.01

p<0.01

Aldehyde- Aldehyde Damaged Aldehyde- Lipid Damaged Control Lipid NS2+Aldehyde

Normal SLS SLS Mutants + Human Skin Cells Cells Mutants NS2

NS2 prevents aldehyde-mediated damage of lipid that is critical to dermal moisture barrier and ocular tear integrity

NS2 Traps Aldehydes Generated by Dry Conditions in Human Tissue

Malondialdehyde concentration in human tissues after 72 hours of NS2


Human Ocular Tissue
p < 0.01
Aldehyde Levels (Malondialdehyde µM)
30
25
20
15
10
5
0
Normal Tissue
Dry Tissue
Dry Tissue + NS2 Eye Drop


Human Skin Tissue
p < 0.05
Aldehyde Levels (Malondialdehyde µM)
12
10
8
6
4
2
0
Normal Tissue
Dry Tissue
Dry Tissue + NS2 Dermatologic

Potential to reduce aldehyde-mediated damage in diseases characterized by dry tissue
(Including Sjögren-Larsson Syndrome and Ocular Rosacea with Meibomian Gland Dysfunction)

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NS2 Summary of Efficacy: Multiple Mechanisms of Action

NS2

Decreased Aldehyde

Anti-inflammatory Load Lipid Protection

Lesion Healing Anti-fibrotic

The same biological mechanisms may apply to many rare and prevalent diseases.

Positive NS2 Eye Drop Phase I Results

o 48 healthy volunteers

o Double masked and placebo controlled

o Two treatment stages for two drug concentrations:

- Single day 0.25% & 0.5% bid & qid

- Seven day 0.25% & 0.5% qid o Eye drops were well tolerated in all treatment groups o No plasma exposure detected by LC-MS/MS (<5 ng/ml) NS2 is Phase II-ready as an eye drop

Acute Anterior Uveitis and Ocular Rosacea with Meibomian Gland Dysfunction

Ocular

Uveitis

Rosacea

Acute anterior Ocular ocular inflammation inflammation with dry eye

Pain, Burning/itching, photophobia, eyelid swelling, loss of vision corneal damage

Estimated

May exceed 25,000 US

10M patients patients/year

Aldehydes are inflammatory mediators of both ocular diseases, and can lead to degradation of tear quality

Anticipated Clinical Trial Designs for Ocular Disease

Acute Anterior

Uveitis Ocular Rosacea (1)

Formulation Eye Drop Eye Drop Control Active 1:1 Placebo 1:1 Total Patients 40-45 Patients 40 Patients

Treatment Time 8 weeks 12 weeks

Endpoints Cell Counts, Symptoms Ocular Signs, Symptoms

(1) Ocular Rosacea with Meibomian Gland Dysfunction

Sjögren-Larsson Syndrome (SLS): A Rare Disease with No Approved Therapy

Rare disease caused

Symptoms include by mutation in Fatty severe skin thickening Aldehyde (ichthyosis), retinal Dehydrogenase, leading disease, and to high levels of toxic neurological disorders aldehydes

Diagnosed at birth, but Estimated no approved therapy 1/250,000 people = about that addresses disease; 1000 patients in US and Therapeutic aldehyde trap patients survive into a greater number in

50s Europe (1) would be analogous to an enzyme replacement therapy

(1) Extrapolating from a Swedish estimate, it is generally assumed that there are approximately 1,000 SLS patients in the United States and a greater number of SLS patients in Europe.

Discoid Lupus: A Rare Disease of Skin

Rare disease Symptoms associated with high characterized by lesions aldehyde levels and that are inflamed, non-antibodies to aldehyde- healing, and fibrotic modified proteins (scarring)

Steroids commonly Estimated prevalence is prescribed but toxicity 100,000 patients in the Therapeutic aldehyde trap could limits use United States reduce inflammation, promote healing, and diminish scarring

Anticipated Clinical Trial Designs For Dermatologic Disease

Sjögren-Larsson

Discoid Lupus

Syndrome

Formulation Dermal Topical Dermal Topical Control Placebo 1:1 Placebo 1:1 Total Patients 12 Patients 20 Patients

Treatment Time 8 weeks 12 weeks

Endpoints Visual Rating CLASI

Unmet Medical Need for Our Clinical Indications

We believe market demand is substantial for a novel therapy that is safe and effective in the indications that we intend to develop

There is no FDA-approved therapy for Sjögren-Larsson Syndrome

There is no FDA-approved therapy for Ocular Rosacea with Meibomian Gland Dysfunction

Therapies for discoid lupus and acute anterior uveitis are associated with significant side effects

Orphan Topical Drug: Attractive Pricing, Large Market

Orphan Topical Pricing for Cutaneous Lymphoma 25% of body

Twice per day surface area treatment treated

Payer research Estimated confirms similar or

>$200,000 per year higher pricing for a topical SLS therapy

Total US SLS market: ~$200M

* NS2 has not received orphan designation

Intellectual Property Portfolio: Composition of Matter into the 2030s

Formulation Topical dosing

Method Uses for aldehyde traps in diseases

NS2 to 2033 in US, assuming Hatch-Composition Waxman extension; Issued or allowed worldwide*

*Pending in Brazil, India

Rare Disease Company Valuation Comparables

Diseases in

Company Stage Phase II or III Valuation Clinical Trials

(1) $77M

Aldeyra Therapeutics (ALDX) Phase II 4(1)

(midpoint post-money)

Bluebird Bio (BLUE) Phase II 2 $648M

Sarepta Therapeutics (SRPT) Phase II 1 $1.1B Ultragenyx (RARE) Phase II 2 $1.8B Synageva BioPharma (GEVA) Phase III 1 $3.1B

Intercept Pharmaceuticals (ICPT) Phase III 4 $8.2B

Rare disease-focused biotechnology companies are highly valued, but Aldeyra has potential to expand to prevalent diseases as well.

(1) Anticipated by end of 2014, pending FDA review, among other contingencies. Data as of 3/20/14

Pre-IPO Capital Structure

Capitalization Shares Outstanding % Outstanding

Common Stock (1) 3,970,164 85% Stock Options (2) 609,842 13% Warrants (3)110,647 2% Fully-Diluted Shares Outstanding 4,690,653 100%

(1) Includes Preferred Stock to be converted to Common Stock at IPO (2) Does not include 155,148 options to be granted at IPO

(3) Common Stock to be issued upon net exercise of outstanding warrants at IPO (assuming an $11.00 offering price); does not include underwriter warrants

Use of Proceeds and News Flow

Research and Development: $10M

– Orphan designations, IND filings, and additional pre-clinical data and publications

– Phase II/III for Sjögren-Larsson Syndrome (SLS)

– Phase II for discoid lupus

– Phase II for acute anterior uveitis

– Phase II for ocular rosacea

– Phase I for NS2 oral administration (for SLS)

Working capital and other general corporate purposes

Data from all trials expected in 2015

Investment Highlights

Rare, Innovative Platform Technology to Trap Aldehydes

Orphan and mass-market diseases in which toxic aldehydes are implicated

Modest Funding Required for Multiple Clinical Events

$10M for currently planned clinical development of aldehyde traps: Phase II/III results for most advanced program and Phase II results from three other indications in 2015

Initiate four Phase II and one Phase I trials in 2014

Lead compound in 4 topical indications: two dermal and two ocular

Large Markets with Significant Unmet Medical Need

Markets for orphan indications alone are substantial, and positive data may suggest efficacy in a broad array of mass-market diseases

Strong Patent Portfolio of Compositions, Uses, and Formulations

Extend to late 2020s worldwide and to 2033 in US, assuming Hatch-Waxman extension

Marquee Investors Validate Science

Johnson & Johnson Development Corporation and Domain Associates – one of the oldest and largest healthcare venture capital funds worldwide